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                                                              EXHIBIT 10.18


              [LETTERHEAD OF MARTHA STEWART LIVING OMNIMEDIA LLC]

                                September 3, 1999

Ms. Helen Murphy
46 Roundabend Road
Tarrytown, New York 10591

Dear Helen:

We are very glad that you have agreed to join the staff of Martha Stewart Living Omnimedia LLC ("MSLO"). This letter is to confirm the material terms of your employment. Your appointment as an executive officer of MSLO is being made by the MSLO board of directors (the "Board of Directors").

1. POSITION: Your position will be Chief Financial Officer, subject to review on an annual basis.

2. TERM: You shall begin work at MSLO as soon as is reasonably practicable, provided that you shall begin no later than October 15, 1999 (the date on which you begin, the "Start Date"), and your employment shall continue until terminated by either you or MSLO.

3. DUTIES: Your duties will be the customary duties of a chief financial and administrative officer. You will devote your full business time, attention and energies to the performance of your duties, which shall not prohibit you from engaging in other incidental activities such as personal financial management and charitable activities, so long as such other activities do not materially interfere with the performance of your duties hereunder. You will directly report to MSLO's Chief Executive Officer, President and Board of Directors, and it will be your responsibility to keep each of the foregoing appropriately informed of matters relating to your duties hereunder.

4. COMPENSATION: Your MSLO compensation level is Grade 41; and your initial base salary will be $480,000 per year. This is payable as earned in 13 equal payments during each year. You will be eligible for periodic salary review and increase, which will occur at least every other year, and will be based upon your performance and the performance of MSLO, as the policies of MSLO provide for senior executives at your


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    level in effect from time to time.  Notwithstanding the foregoing, at least every other year you shall receive a salary increase that is at least equal to a reasonable cost-of-living adjustment, as determined by the Compensation Committee of the Board, provided this increase shall not be incremental to any other salary increase you receive.

5. BONUS: You will receive an annual bonus at the same time as other senior executives of MSLO (currently payable during the first quarter of a year with respect to the prior year). Your target annual bonus shall be 75% of your base salary. The actual annual bonus paid may be greater or less than such target based upon (i) the compensation policies MSLO may establish from time to time, and (ii) the performance of MSLO against certain goals and targets set by MSLO's Executive Office (consisting of the Chief Executive Officer and the President) or the Board of Directors (or the Compensation Committee thereof). Currently, actual annual bonuses vary from target annual bonuses by up to plus or minus 50%. For purposes of clarification, you shall be entitled to a pro rata bonus for the period in 1999 commencing on the Start Date.

6. ADDITIONAL BONUSES: In addition to your regular bonus payable pursuant to Paragraph 5 hereof, and any Special Bonus payable pursuant to paragraph 13 hereof, you shall be entitled to receive a signing bonus of $200,000, payable within one week following the Start Date. Additionally, you shall be entitled to a bonus of $247,500 payable on the one-year anniversary of the Start Date, provided that you are still employed by MSLO as of such date.

7. BENEFITS: You will receive such employee benefits, subject to any eligibility requirements, as MSLO from time to time generally provides to other senior executives (other than Martha Stewart).

8. LONG-TERM INCENTIVE PLANS: You are being granted options to purchase 85,715 Class A LLC Units in MSLO pursuant to the Option Agreement (the "Option Agreement") attached hereto as Exhibit A. Additionally, you will be eligible for additional option grants (other than at the time of an initial public offering of MSLO's or its successor's equity) and to participate in other long-term incentive programs of MSLO as the Board of Directors and/or the Compensation Committee thereof determine from time to time.

9.  VACATION: You will be entitled to four weeks of vacation annually.

10. SEVERANCE. In the event your employment with MSLO is terminated by MSLO without Cause (as defined below), or you terminate your employment within 30 days following a Change in Control (as defined in the Option Agreement) (a "Change of Control Termination"), (i) you shall promptly be paid any accrued but unpaid salary,



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    accrued but unused vacation time, un-reimbursed expenses which otherwise would be reimbursed in the normal course and vested benefits under any MSLO benefit plan in which you then are a participant, (ii) you shall promptly be paid an annual bonus with respect to the year in which your employment is terminated, pro-rated to your date of termination at a rate equal to your target bonus, as well as any bonus previously declared but not yet paid with respect to a completed year of service, provided that in the event no bonus has yet been declared with respect to a completed year of service as of the date of your termination of employment you shall promptly receive a bonus equal to your target bonus with respect to such completed year, (iii) the options being granted to you pursuant to the Option Agreement will be treated as set forth therein and any other unvested MSLO options which may be granted to you after the date hereof that are scheduled to vest during the forty-eight months immediately following the date of your termination shall be treated in a manner at least substantially comparable to the treatment of the options granted to you pursuant to the Option Agreement, which terms shall be reflected in any option agreements governing any such subsequent grants, (iv) you shall promptly be paid twelve months of your base salary and an amount equal to your then target bonus, and (v) in the event any such termination occurs within the first twelve months following the Start Date, you shall be paid an additional $236,250. The entitlements set forth in clauses (i) through
    (v) above are cumulative.

11. CAUSE. "Cause" shall mean (i) your failure to perform your material duties hereunder after written notice and a reasonable opportunity to cure, (ii) your willful, intentional misconduct that results in material damage to MSLO's business or reputation, (iii) your commission of a type of felony with respect to which incarceration is a typical punishment, (iv) your fraud or misappropriation of MSLO property (other than incidental property), or (iv) your failure to comply with MSLO's employment policies and rules after written notice and a reasonable opportunity to cure, provided that pursuant to the standard policies of MSLO in effect at the time (and any disciplinary procedures set forth therein) such failure to comply with MSLO's employment policies and rules would otherwise give rise to termination. Any termination for Cause must be approved by the Board of Directors.

12. CONSTRUCTIVE TERMINATION. In the event that (A)(i) MSLO breaches any of its obligations under this letter, or your title or salary are diminished, or
    (ii) your responsibilities are diminished or modified in a manner that is inconsistent in any material respect with the position of Chief Financial Officer, (B) you give MSLO notice of your intent to exercise your rights under this provision within 10 business days after you become aware of an event described in (A) above, (C) MSLO fails to fully cure such event within 10 business days after receiving such notice, and (D) you terminate your employment with MSLO within 10-business-days after conclusion of the 10 business day period afforded to MSLO to fully cure such event, then such termination will be deemed to be a termination by MSLO without Cause.

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13. SPECIAL BONUS. On the four-and-one-half year anniversary of the Start Date
    (the "Special Bonus Date"), you will be entitled to a bonus (the "Special Bonus"), which Special Bonus shall in no case exceed $3 million, equal to:

              ($868,417,917 - Peak Capitalization) x 0.00814292561

    "Peak Capitalization" equals the product of (i) the average of the ten highest closing prices of the common stock of Martha Stewart Living Omnimedia, Inc.("MSLO, Inc.") over any 20 consecutive trading days during the six-month period immediately prior to the Special Bonus Date (the "Measurement Period"), and (ii) the number of shares of MSLO, Inc. common stock into which MSLO's LLC interests are converted, in the aggregate, in the merger occurring immediately prior to MSLO, Inc.'s initial public offering, as equitably adjusted for splits, stock dividends, etc.

    Notwithstanding the foregoing:

        (i) no Special Bonus shall be payable in the event (a) the calculation of the Special Bonus amount results in a negative number, (b) your employment by MSLO terminates prior to the fourth anniversary of the Start Date for reasons other than your death or disability or a termination by MSLO without Cause, (c) your employment with MSLO is terminated at any time prior to the Special Bonus Date by MSLO for Cause, or (d) there is no initial public offering of MSLO, Inc.'s common stock prior to the Special Bonus Date (as such date may be modified under clause (ii) below); and

        (ii) in the event of your death or disability, the termination of your employment by MSLO without Cause, or Change of Control Termination, in each case prior to the fourth anniversary of the Start Date, the Special Bonus shall be payable as follows:

             (1) (A) in the event of death or disability, the Special Bonus
                 Date shall be the one year anniversary of the date of termination of employment and the Measurement Period shall be the twelve-month period following the date of termination of employment, and (B) in the event of a termination without Cause or a Change of Control Termination, the Special Bonus Date shall be the three-month anniversary of the date of termination of employment and the Measurement Period shall be the three-month period following the date of termination of employment;

             (2) in lieu of using the number $868,417,917 in the calculation of the Special Bonus, a number shall be employed that is equal to $500,000,000 if termination of employment occurs on the Start Date and $868,417,917 if termination of employment occurs on the fourth anniversary of the Start



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                 Date, and for any termination date between such dates the
                 number employed shall be interpolated on a straight-line basis (e.g., if termination occurred on the second anniversary of the Start Date the number would be $684,208,958); and

           (3) the Special Bonus shall not be greater than $0 if a termination of employment occurs on the Start Date, and $3,000,000 if termination of employment occurs on the fourth anniversary of the Start Date, and for any termination date between such dates the maximum amount of the Special Bonus shall be interpolated on a straight-line basis (e.g. if termination occurred on the second anniversary of the Start Date the maximum amount of the Special Bonus would be $1,500,000).

14. CONFIDENTIALITY: You have signed the MSLO standard confidentiality agreement in the form attached hereto as Exhibit B.

15. AT WILL STATUS: You specifically understand and agree that your employment hereunder shall be at all times on an "at will" basis, and nothing contained herein shall be construed as establishing any other relationship between you and MSLO.

16. NON-SOLICITATION. In the event your employment with MSLO ceases for any reason other than due to a termination by MSLO without Cause, you shall not
    (i) for a period of one year following the date of such termination, hire for any position (on your own behalf or on behalf of any third party) any person who was an employee of MSLO during the six-month period prior to the date of your termination, or (ii) for the eighteen month period commencing on the date six months prior to the date of your termination of employment, solicit or induce any employee of MSLO to terminate their employment with MSLO (on your own behalf or on behalf of any third party).

    If the foregoing accurately sets forth our agreement, please sign this letter and the enclosed job description and return it to me.


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    We are very excited that you will be working with us at Martha Stewart
Living Omnimedia. I think that you will enjoy the collaborative atmosphere, and I know that we will enjoy having you here.

                                             Very truly yours,

                                            MARTHA STEWART LIVING
                                            OMNIMEDIA LLC

                                                By: /s/ Martha Stewart
                                                   ----------------------------
                                                   Name:   Martha Stewart
                                                   Title:  Chairman and Chief
                                                           Executive Officer


ACCEPTED AND AGREED:

/s/ Helen Murphy
---------------------------------
Helen Murphy


Date: September 3, 1999
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